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SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 29, 2000
(Date of Report—date of earliest event reported)

Stonehaven Realty Trust
(Exact name of registrant as specified in charter)

Maryland (State or other jurisdiction of incorporation or organization)	0-25074 (Commission File No.)	39-6594066 (IRS Employer Identification No.)

4150 Olson Memorial Highway, Suite 400, Minneapolis, MN 55422
(Address of principal executive offices)

(763) 398-1100
(Registrant's telephone number, including area code)

4101 Dahlberg Drive, Suite 400, Golden Valley, MN 55422
2550 University Avenue West, Suite 240, St. Paul, MN 55114
(Former Name and Address)

    Item 1 and Items 3, 4, 6, 8 and 9 are not applicable and are therefore omitted.

Item 2.  Acquisition or Disposition of Assets.

    On December 29, 2000, Wellington Properties Investments, L.P. ("WPT"), the operating partnership of Stonehaven Realty Trust, a Maryland real estate investment trust ("Stonehaven"), sold its membership interest in its wholly-owned subsidiary WPT I, LLC, a Delaware limited liability company ("WPT I") and owner of the Thresher Square property (the "Property"), to four individuals (the "Buyers"), in exchange for $169,874 in cash, 522,416 shares of common stock of Stonehaven and 61,898 units of WPT, all of which will be cancelled, and the release of approximately $6.6 million of debt.

    In connection with the sale, cash in the amount of $805,000 securing a letter of credit granted by Stonehaven in favor of the mortgagee of the Property and the letter of credit will be released as soon as the Buyers provide a substitute cash pledge and letter of credit but no later than January 31, 2001. Additionally, Stonehaven is released from its obligation to indemnify one of the Buyers, who is also a member of the Board of Trustees of Stonehaven, from amounts incurred by him under personal guaranties related to the Property which remained in place after the original purchase by WPT I.

    WPT I originally purchased the Property from the Buyers, one of which is a Trustee of Stonehaven.

Item 5.  Other Items

    On December 29, 2000, Stonehaven notified Odeh Muhawesh, a Trustee of Stonehaven, that it is suspending its payment to him under a promissory note assumed by RESoft, Inc., a wholly-owned subsidiary of Stonehaven ("RESoft"). RESoft assumed the payment obligation in February 2000 pursuant to the terms of the merger agreement between Stonehaven, RESoft, Inc. and Netlink International, Inc., a company founded and owned by Mr. Muhawesh whereby Netlink was merged into RESoft. Stonehaven and RESoft believe Mr. Muhawesh is in default under the merger agreement for, among other things, failure by him to cause to be transferred to RESoft 5% of the issued and outstanding stock of MyFreeDesk.com, Inc.

    Subsequently, on January 8, 2001, Mr. Muhawesh filed a complaint against RESoft in the District Court of Hennepin County, Minnesota alleging that RESoft failed to pay him $350,000 on January 1, 2001 under the terms of a promissory note. Stonehaven and RESoft intend to vigorously defend against this suit.

Item 7.  Financial Statements, Pro Forma Financial Statements and Exhibits

  (a)
  Financial Statements—Not applicable

  (b)
  Pro Form Financial Statements—Not applicable

  (c)
  Exhibits

Exhibit Number	Description
10.1	Membership Unit Purchase Agreement

2

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: January 16, 2001	STONEHAVEN REALTY TRUST
	By:	/s/ DUANE H. LUND Duane H. Lund Chief Executive Officer

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SIGNATURES